Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

OF

DOMAIN EXTREMES, INC.

(As adopted on June 4, 2009)

TABLE OF CONTENTS

                                                                     Page

I.	INTRODUCTION	1
II.	COMPLIANCE IS EVERYONE'S BUSINESS	1
III.	YOUR RESPONSIBILITIES TO THE COMPANY AND THE COMPANY'S STOCKHOLDERS 2
A.	General Standards of Conduct	2
B.	Applicable Laws	2
C.	Conflicts of Interest	3
(i)	Employment/Outside Employment	3
(ii)	Outside Directorships	3
(iii)	Business Interests	3
(iv)	Inventions	3
(v)	Related Parties	3
(vi)	Other Situations	4
D.	Corporate Opportunities	4
E.	Protecting the Company’s Confidential Information	4
(i)	Requests by Regulatory Authorities	5
(ii)	Company Spokespeople	5
F.	Obligations Under U.S. Securities Laws “Insider” Trading	5
G.	Prohibition Against Short Selling of Company Stock	6
H.	Use of the Company’s Assets	6
I.	Payment Practices	6
(i)	Accounting Practices	6
(ii)	Political Contributions	6
(iii)	Prohibition of Inducements	7
J.	Foreign Corrupt Practices Act	7
K.	USA PATRIOT Act	7
L.	Public Disclosure of Information	8
IV.	RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS	8

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TABLE OF CONTENTS

(continued)

                                                                     Page

A.	Customer Relationships	8
B.	Payments or Gifts from Others	8
C.	Handling the Confidential Information of Others	9
(i)	Need-to-Know	9
(ii)	Competitive Information	9
D.	Government Relations and Contracts	9
E.	Lobbying	9
F.	Industrial Espionage	10
V.	WAIVERS	10
VI.	DISCIPLINARY ACTIONS	10
VII.	ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS 10

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I.	INTRODUCTION

This Code of Business Conduct and Ethics helps ensure compliance with United States legal requirements and the standards of business conduct of Domain Extremes, Inc. (the “Company”). All directors, officers and employees of the Company are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

This Code of Ethics and Business Conduct seeks to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•

Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Compliance with applicable U.S. and Hong Kong governmental laws, rules and regulations;
•	The immediate internal reporting of violations of this Code of Ethics and Business Conduct to an appropriate person or persons identified in this Code of Ethics and Business Conduct; and
•	Accountability for adherence to this Code of Ethics and Business Conduct.

Because the principles described in this Code of Business Conduct and Ethics are general in nature, you also should review all applicable Company policies and procedures for more specific instruction, and contact the President.

Nothing in this Code of Business Conduct and Ethics, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures. This Code of Business Conduct and Ethics, therefore, is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

II.	COMPLIANCE IS EVERYONE'S BUSINESS

Ethical business conduct is critical to our business. As a director, officer or employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect U.S. and Hong Kong legal or regulatory requirements. Violations of these U.S. and Hong Kong laws and regulations can create significant liability for you, the Company, our directors, officers, and other employees.

Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations of the law (U.S. and Hong Kong), this Code of Business Conduct and Ethics or other company policies or procedures. You should report any such possible violations to the President. You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of U.S. and Hong Kong law, this Code of Business Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of U.S. and Hong Kong law, this Code of Business Conduct and Ethics or other Company policies or procedures by Company employees can lead to disciplinary action up to and including termination.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the President.

III.	YOUR RESPONSIBILITIES TO THE COMPANY AND THE COMPANY'S STOCKHOLDERS
A.	General Standards of Conduct

The Company expects all directors, officers, employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company sponsored business and social events, or at any other place where you are a representative of the Company. Employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

B.	Applicable Laws

All Company directors, officers, employees, agents and contractors must comply with all applicable U.S. and Hong Kong laws, regulations, rules and regulatory orders. Directors, officers and employees located outside of the United States must comply with certain laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to local Hong Kong laws. Each director, officer, employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the President on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the director, officer, employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations also may subject the Company to civil or criminal liability or the loss of business.

C.	Conflicts of Interest

Each of us has a responsibility to the Company, our stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. We always should strive to avoid even the appearance of impropriety.

What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

(i)   Employment/Outside Employment. In consideration of your employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. As an employee of our Company, you may not accept simultaneous employment with a Company supplier, customer, manufacturer or competitor, or take part in any activity that enhances or supports a competitor’s position. Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions on this requirement, you should contact your supervisor.

(ii)  Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Although you may serve as a director of a Company supplier, customer, manufacturer, or other business partner, our policy requires that you first obtain approval from the Company’s Board of Directors before accepting a directorship. Any compensation you receive should be commensurate to your responsibilities. Such approval may be conditioned upon the completion of specified actions.

(iii) Business Interests. If you are considering investing in a Company customer, supplier, manufacturer or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

(iv) Inventions. To the extent applicable, all Company employees must receive written permission before developing outside of the Company, any products, software or intellectual property that is or may be related to the Company’s current or potential business.

(v)  Related Parties. As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include the following: spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee. If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company’s President. If determined to be material to the Company by the President, the Company’s Board of Directors must review and, in advance, approve in writing the related party transaction. The most significant related party transactions, particularly those involving the Company’s directors or executive officers, must be reviewed and, approved in advance in writing by the independent members of the Company’s Board of Directors. The Company must report all such material related party transactions under applicable accounting rules, U.S. federal securities laws, SEC rules and regulations, and U.S. securities market rules. Any dealings with a related party must be conducted such that no preferential treatment is given to such related party.

(vi) Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should consult the President.

D.	Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

E.	Protecting the Company’s Confidential Information

The Company’s confidential information is a valuable asset. The Company’s confidential information includes: (1) manufacturing processes, source and object code, prices, trade secrets, databases, hardware, software, designs and techniques, programs, engine protocols, models, displays and manuals, and the selection, coordination, and arrangement of the contents of such materials, (2) any unpublished information concerning research activities and plans, customers, marketing or sales plans, sales forecasts or results of marketing efforts, pricing or pricing strategies, costs, operational techniques, strategic plans, customer information, including name, address and email address, (3) marketing data, and (4) and other identification data, and unpublished financial information, including information concerning revenues, profits and profit margins. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws, whether in the U.S., Hong Kong or elsewhere. All confidential information must be used for Company business purposes only. Every employee, agent and contractor must safeguard it. THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY CONFIDENTIAL INFORMATION, SUCH AS INFORMATION REGARDING THE COMPANY’S PRODUCTS OR BUSINESS OVER THE INTERNET.

You must not sign a third-party’s non-disclosure agreement or accept changes to the Company’s non-disclosure agreements without review and approval by the Company’s President. In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by the Company’s President prior to publication or use. Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of an employee’s employment with the Company, must be reviewed and approved in writing in advance by the

Company’s President and must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

(i)   Requests by Regulatory Authorities. The Company and its employees, agents and contractors must cooperate with appropriate U.S. and Hong Kong government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company’s President. No financial information may be disclosed without the prior approval of the President.

(ii)  Company Spokespeople. Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the President. The Company has designated its President as the Company spokesman for financial matters, marketing, technical and other such information. These designees are the only people who may communicate with the press on behalf of the Company.

F.	Obligations Under U.S. Securities Laws “Insider” Trading

Obligations under the U.S. securities laws apply to officers, directors, employees, agents, contractors and consultants of the Company. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of significant, sensitive information. This information is the property of the Company you have been entrusted with it. You may not profit from it by buying or selling securities yourself or from passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

Insider trading is a crime, penalized by fines of up to U.S. $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders also must disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) also are at risk under U.S. securities laws. Controlling persons may, among other things, face penalties of the greater of U.S. $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company that insider trading violations do not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and it is likely that U.S. federal or other regulatory authorities will detect and prosecute even small level trading. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the President if you are unsure as to whether or not you are free to trade.

The Company can impose a trading blackout period on members of the Board of Directors, executive officers and all employees. These directors, executive officers and employees generally may not trade in Company securities during the blackout period.

G.	Prohibition Against Short Selling of Company Stock

No Company director, officer or other employee, agent or contractor may, directly or indirectly, sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. No Company director, officer or other employee, agent or contractor may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company’s stock price. While employees who are not executive officers or directors are not prohibited by U.S. law from engaging in short sales of the Company’s securities, the Company has adopted as policy that employees may not do so.

H.	Use of the Company’s Assets

Protecting the Company’s assets is a key fiduciary responsibility of every employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship, at the Company’s sole discretion. Company equipment and assets are to be used for Company business purposes only. Employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets. Employees who have any questions regarding this policy should bring them to the attention of the President.

I.	Payment Practices

(i)   Accounting Practices. The Company’s responsibilities to its stockholders and the investing public require that all transactions fully and accurately be recorded in the Company’s books and records in compliance with all applicable U.S. and Hong Kong laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law. Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii)  Political Contributions. The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all U.S. and Hong Kong local, state, federal and other applicable laws, rules and regulations regarding political contributions. Under no circumstances may the Company’s funds or assets be used for, or be contributed to, political campaigns or political practices without the prior written approval of the Company’s President and, if required, the Board of Directors.

(iii) Prohibition of Inducements. Under no circumstances may employees, agents or contractors make an offer to pay, make payment, make a promise to pay, or issue an authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc., which would be perceived to intend, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or any opportunity for the commission of fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the President.

J.	Foreign Corrupt Practices Act

The Company requires full compliance with the U.S. Foreign Corrupt Practices Act (FCPA) by all of its employees, agents, and contractors.

The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

All Company employees, agents and contractors, whether located in the U.S., Hong Kong or elsewhere, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel, whether located in the U.S., Hong Kong or elsewhere, are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company. Laws in most countries outside of the U.S., including Hong Kong, also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the Company’s President.

K.	USA PATRIOT Act

The Company requires compliance with the USA PATRIOT Act of 2001, which requires it to monitor its transactions carefully. Except for transactions located entirely outside of the U.S., the Company must comply with the requirement that it report any transaction (or series of related transactions) in which the Company receives more than U.S. $10,000 to the Financial Crimes Enforcement Network of the U.S. The Company also must comply with the PATRIOT Act provision that requires it to avoid entering into any transaction involving an individual or entity known or suspected of involvement with terrorist activities and listed on Specially Designated Nationals list maintained by the U.S. Department of Treasury. Any questions regarding compliance with the PATRIOT Act should be directed to the President.

L.	Public Disclosure of Information

The U.S. federal securities laws require the Company to disclose certain information in various reports that the Company must file with or submit to the SEC. In addition, from time to time the Company makes other public communications, such as issuing press releases.

The Company expects its directors and executive officers and other employees who are involved in the preparation of SEC reports or other documents to ensure that the information disclosed in those documents is full, fair, accurate, timely and understandable.

Moreover, if any employee becomes aware of any material information that you believe should be disclosed to the public in the Company’s reports filed with the SEC, it is your responsibility to bring such information to the attention of the President or any member of the Board of Directors. To the extent that you reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should report those concerns to the President.

IV.	RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS
A.	Customer Relationships

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for a period of time and have built up significant goodwill over that time. This goodwill is one of our most important assets and the Company employees, agents and contractors must act to preserve and enhance our reputation.

B.	Payments or Gifts from Others

Under no circumstances may employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors or consultants that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or any opportunity for the commission of fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the President.

Gifts given by the Company to suppliers or customers or received from suppliers or customers always should be appropriate to the circumstances and never should be of a kind that could create an appearance of impropriety. The nature and cost always must accurately be recorded in the Company’s books and records.

C.	Handling the Confidential Information of Others

The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request a third-party to provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to responsibly handle the confidential information of others. We handle such confidential information in accordance with our agreements with such third parties.

(i)   Need-to-Know. Once a third-party’s confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every employee, agent and contractor involved in a potential business relationship with a third-party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Company’s President.

(ii)  Competitive Information. You should never attempt to obtain a competitor’s confidential information by improper means, and you especially should never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

D.	Government Relations and Contracts

It is the Company’s policy to fully comply with all applicable laws and regulations of Hong Kong and the U.S., as well as other countries where it does business and dealings with government employees and public officials and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all U.S. and Hong Kong local, state, federal and other applicable laws, rules and regulations. If you have any questions concerning government relations you should contact the Company’s President. It is the Company’s policy to fully comply with all applicable laws and regulations of the U.S. and Hong Kong that apply to government contracting. It also is necessary to strictly adhere to all terms and conditions of any contract with U.S. and Hong Kong local, state, federal or other applicable governments. The Company’s President must review and approve all contracts with any government entity.

E.	Lobbying

Employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the Company’s President. Covered activity includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication also are covered by this policy even if the communication ultimately is not made.

F.	Industrial Espionage

It is the Company’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to lawfully compete in the marketplace and we must equally respect their rights to do the same. Company employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

V.	WAIVERS

Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors, or the independent members thereof, as the case may be, and promptly reported to the SEC in a Form 8-K, or Form 6-K if available, within 4 business days of such waiver. Any waiver of any provision of this Code of Business Conduct and Ethics with respect to any other employee, agent or contractor must be approved in writing by the Company’s President.

VI.	DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will fully cooperate with the appropriate authorities, whether in the U.S., Hong Kong or any other country. You should review the Company’s policies and procedures at the Company’s executive offices for more detailed information.

VII.	ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult the President, knowing that my questions or reports to these sources will be maintained in confidence. I acknowledge that I may report violations of the Code of Business Conduct and Ethics to the President or any member of the Board of Directors.

________________________________

Director, Officer or Employee Name

Date: ___________________________

Please sign and return this form to the President.